EXHIBIT (2)(f)(1)(A)

JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT made this 6th day of August 2021, to the Advisory Agreement dated June 30, 2020, as amended (the “Agreement”), between John Hancock Tax-Advantaged Global Shareholder Yield Fund, a Massachusetts business trust (the “Fund”), and John Hancock Investment Management LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement, which relates to Section 4 of the Agreement, “COMPENSATION OF ADVISER,” is hereby amended to reflect the following fee schedule for the Fund:

The Adviser shall be entitled to receive from the Fund compensation in an amount equal to 0.900% annually of the average daily gross assets of the Fund.

For these purposes, “gross assets” of the Fund means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or other forms of borrowings or the issuance debt securities), (ii) the issuance of preferred shares or other similar preference securities, and/or (iii) any other means.

2.	EFFECTIVE DATE

This Amendment shall become effective as of August 6 2021, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

EXTERNAL

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND
By:	/s/ Andrew G. Arnott
Name:	Andrew G. Arnott
Title:	President

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

2 EXTERNAL